Exhibit 99.1

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Strong Fourth Quarter Drives Ball’s 2009 Results

BROOMFIELD, Colo., Jan. 28, 2010—Ball Corporation [NYSE:BLL] today reported its full-year 2009 net earnings of $387.9 million, or $4.08 per diluted share, on sales of $7.35 billion, compared to $319.5 million, or $3.29 per diluted share, on sales of $7.56 billion in 2008.
Fourth quarter 2009 net earnings were $81.4 million, or 85 cents per diluted share, on sales of $1.86 billion, compared to $33.8 million, or 36 cents per diluted share, on sales of $1.73 billion, in the fourth quarter of 2008.
“On a comparable basis, our diluted earnings per share of 84 cents in the fourth quarter increased significantly over diluted earnings per share of 56 cents in 2008, and Ball’s 2009 full-year comparable results of $4.05, compared to $3.61 in the prior year, were a record for our company,” said R. David Hoover, chairman and chief executive officer. “Volume momentum improved sequentially in the fourth quarter in our metal beverage and metal food and household products businesses due largely to increased customer promotional activity, and the four U.S. metal beverage packaging plants acquired in October were accretive to earnings in the quarter.”
Full-year 2009 and 2008 results include the effects of business consolidation activities and related items. Details of the comparable segment earnings can be found in Notes 1 and 2 to the unaudited consolidated financial statements that accompany this news release.
“Prior cost-cutting actions from the rationalization program that began in 2008, a disciplined approach to managing our price/cost mix and excellent plant operating performance contributed to improved 2009 results,” said John A. Hayes, president and chief operating officer for the corporation. “As we continue the smooth integration of the plants acquired in 2009, it is providing opportunities to improve our processes and share best practices. We remain focused on continuing to build momentum in our company.”

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corp - 2

Metal Beverage Packaging, Americas & Asia

Metal beverage packaging, Americas and Asia, comparable segment operating earnings were $296.0 million in 2009 on sales of $2.89 billion, compared to $284.1 million in 2008 on sales of $2.99 billion. For the fourth quarter, comparable earnings were $72.1 million on sales of $812.9 million, compared to $55.7 million on sales of $684.7 million in 2008.
Cost savings from prior plant rationalizations, the positive impact of the acquired metal beverage packaging plants and better plant efficiencies all contributed to improved results. During the fourth quarter, Ball announced an agreement to acquire a partner’s interest in a joint venture metal beverage can and end plant in southern China. The transaction is expected to close in 2010, subject to customary regulatory approvals. In Brazil, the company’s new joint venture beverage can plant near Rio de Janeiro started up successfully in November and began supplying cans to customers.

Metal Beverage Packaging, Europe

Metal beverage packaging, Europe, segment results in 2009 were operating earnings of $214.8 million on sales of $1.74 billion, compared to $230.9 million on sales of $1.87 billion in 2008. For the fourth quarter, operating earnings in 2009 were $50.3 million on sales of $427.1 million, compared to $29.0 million on sales of $380.8 million in the fourth quarter of 2008.
Better results in the quarter were due largely to strong cost containment measures and a favorable currency conversion from a stronger euro to the U.S. dollar compared to 2008. The company continues to manage its European business to efficiently balance regional supply with customer demand.

Metal Food & Household Products Packaging, Americas

Metal food and household products packaging, Americas, comparable segment results for 2009 were operating earnings of $130.8 million on sales of $1.39 billion, compared to $68.1 million in 2008 on sales of $1.22 billion. For the fourth quarter of 2009, comparable segment results were operating earnings of $18.3 million on sales of $326.4 million, compared to $23.2 million on sales of $309.4 million in the same period of 2008. The company’s fourth quarter 2008 results benefited from significant pre-buying by customers ahead of a 2009 steel price increase and the favorable resolution of a $6.8 million claim recorded in the fourth quarter of 2008.
Exceptional plant performance, metal inventory holding gains, a disciplined approach to cost recovery and cost savings stemming from prior plant rationalizations all contributed to improved full-year results.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corp - 3

Plastic Packaging, Americas

Plastic packaging, Americas, comparable segment results for 2009 were operating earnings of $16.3 million on sales of $634.9 million, compared to $15.8 million on sales of $735.4 million in 2008. For the fourth quarter, comparable segment results were operating earnings of $1.1 million on sales of $136.8 million, compared to breaking even in the fourth quarter of 2008 on sales of $161.4 million.
The segment managed flat operating earnings in the quarter and for the full year despite double-digit declines in volumes and related production curtailments. During 2009 the company closed two, small PET packaging plants and consolidated that business into larger manufacturing facilities.

Aerospace and Technologies

Aerospace and technologies comparable segment results were operating earnings of $61.4 million on sales of $689.2 million in 2009, compared to $76.2 million on sales of $746.5 million in 2008. For the fourth quarter, earnings were $15.8 million on sales of $161.2 million, compared to $20.2 million on sales of $196.5 million in the quarter in 2008. Backlog at the close of the year was $517.8 million.
Pressure on the U.S. federal budget has continued to slow the contract award cycle on traditional space hardware programs, however, the number of outstanding Ball Aerospace proposals increased in the second half of the year. Increased demand for antenna and video technologies and for information services to support defense intelligence organizations contributed to second half results.

Outlook

“We were pleased with our strong finish in 2009,” Hoover said. “While prior year inventory gains make beating last year’s first quarter earnings difficult, we expect full-year 2010 earnings to be above those of 2009.”
In 2009, Ball generated $373 million in free cash flow after an incremental pension contribution of $14 million. The company expects 2010 free cash flow of more than half a billion dollars after capital spending of approximately $235 million.
“After making a nearly $600 million acquisition, our net debt increased by only $103 million year-over-year due to our strong cash flow generation in 2009,” said Scott C. Morrison, senior vice president, chief financial officer and treasurer. “Credit ratios at the end of the year were better than at the start of 2009.”

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corp - 4

Ball Corporation is a supplier of high-quality metal and plastic packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,500 people worldwide and reported 2009 sales of more than $7.3 billion.

Conference Call Details
Ball Corporation (NYSE: BLL) will hold its regular quarterly conference call on the company’s results and performance today at 8 a.m. Mountain Time (10 a.m. Eastern Time).The North American toll-free number for the call is 800-732-6870. International callers should dial 212-231-2907. Please use the following URL for a Web cast of the live call: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=2639669.
For those unable to listen to the live call, a taped replay will be available after the call’s conclusion until noon Eastern Time on Feb. 4, 2010. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21450837. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s Web site at www.ball.com in the investors section under “presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates or tax rates. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the current global recession and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental, health and workplace safety, including in respect of climate change, or chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company’s defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Condensed Financials (December 2009)

Unaudited Statements of Consolidated Earnings

	Three months ended		Year ended
	December 31,		December 31,
($ in millions, except per share amounts)	2009	2008	2009	2008

Net sales (Note 1)	$1,864.4	$1,732.8	$7,345.3	$7,561.5

Costs and expenses
Cost of sales (excluding depreciation)	1,556.1	1,484.3	6,071.5	6,340.4
Depreciation and amortization	78.7	72.7	285.2	297.4
Selling, general and administrative	88.7	60.6	328.6	288.2
Business consolidation and other activities (Note 2)	(2.3)	31.5	44.5	52.1
Gain on dispositions (Note 2)	(4.3)	–	(39.1)	(7.1)
	1,716.9	1,649.1	6,690.7	6,971.0

Earnings before interest and taxes (Note 1)	147.5	83.7	654.6	590.5

Total interest expense	(37.8)	(33.7)	(117.2)	(137.7)
Tax provision	(34.0)	(19.0)	(162.8)	(147.4)
Equity in results of affiliates	5.8	2.9	13.8	14.5

Net earnings	$81.5	$33.9	$388.4	$319.9

Less net earnings attributable to noncontrolling interests	(0.1)	(0.1)	(0.5)	(0.4)

Net earnings attributable to Ball Corporation	$81.4	$33.8	$387.9	$319.5

Earnings per share (Note 2):
Basic	$0.87	$0.36	$4.14	$3.33
Diluted	$0.85	$0.36	$4.08	$3.29

Weighted average shares outstanding (000s):
Basic	93,851	94,022	93,786	95,857
Diluted	95,285	95,019	94,989	97,019

Condensed Financials (December 2009)

Unaudited Statements of Consolidated Cash Flows

	Three months ended		Year ended
	December 31,		December 31,
($ in millions)	2009	2008	2009	2008

Cash Flows From Operating Activities:
Net earnings	$81.5	$33.9	$388.4	$319.9
Depreciation and amortization	78.7	72.7	285.2	297.4
Business consolidation and other activities (Note 2)	(6.4)	31.5	29.8	52.1
Gain on dispositions (Note 2)	(4.3)	–	(39.1)	(7.1)
Income taxes	(50.3)	11.4	(37.5)	27.1
Legal settlement	–	–	–	(70.3)
Other changes in working capital	447.2	332.7	(81.6)	(16.8)
Other	7.2	7.0	14.5	25.3
	553.6	489.2	559.7	627.6
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(45.8)	(76.1)	(187.1)	(306.9)
Business acquisition (Note 3)	(574.7)	–	(574.7)	–
Proceeds from dispositions (Note 2)	32.0	–	69.0	8.7
Cash collateral deposits, net	19.6	(105.5)	105.3	(105.5)
Other	5.4	(24.1)	6.1	(14.3)
	(563.5)	(205.7)	(581.4)	(418.0)
Cash Flows From Financing Activities:
Net change in borrowings	(183.8)	(188.8)	147.9	127.3
Debt issuance costs	(0.1)	–	(12.2)	–
Purchases of common stock, net	(7.3)	(42.1)	(5.1)	(299.6)
Dividends	(9.3)	(9.2)	(37.4)	(37.5)
Other	1.1	0.8	7.6	4.3
	(199.4)	(239.3)	100.8	(205.5)
Effect of exchange rate changes on cash	1.8	(30.7)	4.1	(28.3)
Change in cash	(207.5)	13.5	83.2	(24.2)
Cash–beginning of period	418.1	113.9	127.4	151.6
Cash–end of period	$210.6	$127.4	$210.6	$127.4

Condensed Financials (December 2009)

Unaudited Consolidated Balance Sheets

	December 31,	December 31,
($ in millions)	2009	2008

Assets
Current assets
Cash and cash equivalents	$210.6	$127.4
Receivables, net	548.2	507.9
Inventories, net	944.2	974.2
Cash collateral – receivable	14.2	229.5
Deferred taxes and other current assets	206.1	326.3
Total current assets	1,923.3	2,165.3
Property, plant and equipment, net	1,949.0	1,866.9
Goodwill	2,114.8	1,825.5
Other assets, net	501.2	511.0

Total assets	$6,488.3	$6,368.7

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$312.3	$303.0
Cash collateral – liability	14.2	124.0
Payables and accrued liabilities	1,102.1	1,435.4
Total current liabilities	1,428.6	1,862.4
Long-term debt	2,283.9	2,107.1
Other long-term liabilities	1,192.8	1,311.9
Shareholders’ equity	1,583.0	1,087.3

Total liabilities and shareholders’ equity	$6,488.3	$6,368.7

Unaudited Notes to Condensed Financials (December 2009)

1. Business Segment Information

	Three months ended		Year ended
	December 31,		December 31,
($ in millions)	2009	2008	2009	2008

Sales–
Metal beverage packaging, Americas & Asia	$812.9	$684.7	$2,888.8	$2,989.5
Metal beverage packaging, Europe	427.1	380.8	1,739.5	1,868.7
Metal food & household packaging, Americas	326.4	309.4	1,392.9	1,221.4
Plastic packaging, Americas	136.8	161.4	634.9	735.4
Aerospace & technologies	161.2	196.5	689.2	746.5
Net sales	$1,864.4	$1,732.8	$7,345.3	$7,561.5

Earnings before interest and taxes–
Metal beverage packaging, Americas & Asia	$72.1	$55.7	$296.0	$284.1
Business consolidation activities (Note 2)	2.5	(36.6)	(6.8)	(40.6)
Total metal beverage packaging, Americas & Asia	74.6	19.1	289.2	243.5

Metal beverage packaging, Europe	50.3	29.0	214.8	230.9

Metal food & household packaging, Americas	18.3	23.2	130.8	68.1
Business consolidation activities (Note 2)	(2.6)	6.1	(2.6)	1.6
Total metal food & household packaging, Americas	15.7	29.3	128.2	69.7

Plastic packaging, Americas	1.1	–	16.3	15.8
Business consolidation activities (Note 2)	0.7	–	(23.8)	(8.3)
Gain on disposition (Note 2)	4.3	–	4.3	–
Total plastic packaging, Americas	6.1	–	(3.2)	7.5

Aerospace & technologies	15.8	20.2	61.4	76.2
Gain on disposition (Note 2)	–	–	–	7.1
Total aerospace & technologies	15.8	20.2	61.4	83.3

Segment earnings before interest and taxes	162.5	97.6	690.4	634.9

Undistributed corporate costs, net	(16.7)	(12.9)	(59.3)	(39.6)
Gain on disposition (Note 2)	–	–	34.8	–
Business consolidation and other activities (Note 2)	1.7	(1.0)	(11.3)	(4.8)
Total undistributed corporate costs, net	(15.0)	(13.9)	(35.8)	(44.4)

Earnings before interest and taxes	$147.5	$83.7	$654.6	$590.5

Unaudited Notes to Condensed Financials (December 2009)

2. Business Consolidation Activities and Other Significant Items

2009

In the first quarter, a restructuring charge of $5 million ($3.1 million after tax) was recorded for accelerated depreciation in connection with the closure of a North American metal beverage plant.

In the second quarter the following significant activities occurred:

●
The company recorded restructuring charges of $16.2 million ($9.8 million after tax) for the closure of two plastic packaging manufacturing plants, administrative downsizing in our North American metal beverage business and clean-up costs related to previously closed and sold facilities.

●
The company sold a portion of its interest in DigitalGlobe for proceeds of approximately $37 million.  As a result of this transaction, a gain of $34.8 million ($30.7 million after tax) was recorded in corporate costs.

●	The company recorded $2.9 million ($1.8 million after tax) for transaction costs pertaining to the acquisition discussed in Note 3.

In the third quarter, restructuring charges of $13.6 million ($8.8 million after tax) were recorded for accelerated depreciation and other costs primarily related to the closure of the two plastic manufacturing plants announced in the second quarter.  Also in the third quarter, an additional $9.1 million ($5.5 million after tax) of acquisition transaction costs were recorded.

In October the company sold a plastic pail manufacturing plant located in Georgia for $32.6 million and recorded a pretax gain of $4.3 million ($0.3 million loss after tax) related to the sale.

Also in the fourth quarter, a gain of $2.1 million ($1.3 million after tax) was recorded primarily related to the recovery of business consolidation costs previously expensed for various plant closures.  Total acquisition costs for 2009 were $11.8 million ($7.2 million after tax).  See Note 3 for further details on Ball’s acquisitions.

2008

On October 30, 2008, the company announced the closure of two North American metal beverage can plants.  A $41.7 million ($25.8 million after tax) business consolidation charge was recorded in the fourth quarter, primarily for employee severance costs, accelerated depreciation and the write down of assets to net realizable value.  A gain of $10.2 million ($6.2 million after tax) was also recorded to reflect the recovery of business consolidation costs previously expensed.  Cost reductions associated with these plant closings are expected to be $7 million cash positive upon final disposition of the assets.

In prior quarters, charges totaling $20.6 million ($15.3 million after tax) were recorded for business consolidation activities, primarily for the closure of a metal beverage packaging plant in Kent, Wash., and a plastic packaging plant in Brampton, Ontario.  In addition, Ball Aerospace completed the sale of a subsidiary for $10.5 million that resulted in a gain of $7.1 million ($4.4 million after tax).

A summary of the effects of the above transactions on after-tax earnings follows:

	Three months ended		Year ended
	December 31,		December 31,
($ in millions, except per share amounts)	2009	2008	2009	2008

Net earnings as reported	$81.4	$33.8	$387.9	$319.5
Business consolidation costs, net of tax	(1.3)	19.6	20.4	34.9
(Gain) loss on dispositions, net of tax	0.3	–	(30.4)	(4.4)
Acquisition transaction costs, net of tax	(0.1)	–	7.2	–
Net earnings before above transactions	$80.3	$53.4	$385.1	$350.0

Per diluted share before above transactions	$0.84	$0.56	$4.05	$3.61

Unaudited Notes to Condensed Financials (December 2009)

2. Business Consolidation Activities and Other Significant Items (cont’d)

Ball’s management segregates the above items to evaluate the performance of the company’s operations.  The information is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statements of consolidated earnings.  Non-U.S. GAAP measures should not be considered in isolation and should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP.

3. Acquisitions

On October 1, 2009, the company acquired four plants from Anheuser-Busch InBev for $577 million, subject to customary post-closing adjustments.  The plants consist of three beverage can manufacturing plants and one beverage can end plant, all of which are located in the U.S.  These plants produce about 10 billion aluminum cans and 10 billion easy-open ends annually.

Ball announced on November 9, 2009, that it agreed to acquire Guangdong Jianlibao Group Co., Ltd’s 65 percent interest in a joint venture metal beverage can and end plant in Sanshui, China.  Ball has owned 35 percent of the joint venture since 1992.  Ball will acquire the plant and related assets for approximately $90 million in cash and assumed debt.  The transaction is expected to close in 2010, subject to customary regulatory approvals.